Exhibit 99.1

FORM HOLDINGS TO ACQUIRE INDUSTRY-LEADING LUXURY AIRPORT SPA BUSINESS XPRESSPA

Acquisition Further Diversifies FORM Holdings' Portfolio and Expected

to Add Over $35 Million of Shareholders’ Equity

Transaction Supports Growth Strategy for Leading Airport Spa Company

Conference Call Scheduled Today at 4:30 pm Eastern Time

NEW YORK – August 8, 2016 – FORM Holdings Corp. (NASDAQ: FH), a diversified holding company focused on acquiring and developing small to mid-market companies with growth potential, today announced that it has entered into a definitive agreement to acquire 100% of XpresSpa, the industry-leading luxury airport spa business. The transaction will be funded with common and preferred equity and warrants in FORM Holdings. In addition, XpresSpa’s indebtedness will remain outstanding following the closing of the transaction. The transaction structure maintains FORM Holdings' strong liquidity position and provides current XpresSpa equity holders an interest in the continued success of the business and FORM Holdings' portfolio of assets.

XpresSpa provides air travelers premium health and wellness services, as well as a branded line of exclusive luxury travel products and accessories at its 51 locations across 21 major airports. In 2016, XpresSpa anticipates generating over $40 million of revenue and approximately 20% store level margin contribution. XpresSpa has approximately three times as many domestic stores as its closest competitor and is expected to open several new locations through the remainder of 2016 and early 2017. XpresSpa anticipates increasing its number of total spa locations from 51 to more than 100 in the next few years.

"XpresSpa's dominant market share, enormous growth potential and its powerful brand present a compelling value proposition for us, and we are excited to work with CEO Ed Jankowski and his team,” said Andrew D. Perlman, Chief Executive Officer of FORM Holdings.  "This acquisition fits with our strategy and mission to identify and acquire small to mid-sized companies that would benefit from additional capital, management expertise and the implementation of best practices across various components of their business. We believe that by working closely with these businesses, as well as the flexibility afforded by our holding company structure and access to capital, we will be able to realize value for our shareholders by accelerating XpresSpa's growth."

"We're thrilled to announce this transformative transaction with FORM Holdings," said Ed Jankowski, Chief Executive Officer of XpresSpa. "XpresSpa and its more than 750 employees have proudly revolutionized the airport experience for millions of travelers by providing wellness and relaxation offerings. We have experienced and continue to experience significant growth and momentum, and we look forward to leveraging FORM Holdings' resources to execute on opportunities that will enable us to further grow our business by delivering an exceptional experience to our customers."

Mr. Jankowski, who brings more than 30 years of retail experience, is expected to continue to lead the XpresSpa business as CEO after the transaction closes.

Mistral Equity Partners, the majority shareholder of XpresSpa, and other existing XpresSpa holders, will participate in a private placement into FORM Holdings common stock of $1.73 million, at $2.31 per share, which FORM Holdings will then invest in XpresSpa.

XpresSpa equity holders will receive 2.5 million shares of common stock in FORM Holdings, five-year warrants to purchase 2.5 million shares of FORM Holdings common stock, at an exercise price equal to $3.00 per share, and $23.75 million of FORM Holdings’ newly issued convertible preferred stock. The FORM Preferred Stock shall be initially convertible into an aggregate of 3.95 million shares of FORM Common Stock, which equals a $6.00 per share conversion price, and each holder of FORM Preferred Stock shall be entitled to vote on an as converted basis.

Andrew Heyer, CEO of Mistral and an experienced investor with expertise in the retail sector, is expected to join FORM Holdings' Board of Directors upon completion of the transaction. Mr. Heyer stated, "Spa offerings have become must-haves in the increasingly upscale airport retail space, and XpresSpa is the clear market leader. FORM Holdings' acquisition presents a unique opportunity for us to continue to participate in and guide XpresSpa's growth. We believe that FORM Holdings' acquisition of XpresSpa will create significant value."

The transaction, which has been approved by FORM Holdings' and XpresSpa's respective Board of Directors, is expected to close in the fourth quarter of 2016, subject to closing conditions and approval by the FORM Holdings’ stockholders.

Conference Call

FORM Holdings Corp. will host a conference call today at 4:30 pm Eastern Time, to discuss its operating results for the second quarter of 2016 and provide updates on each of the Company's business segments.

Join the Conference Call via Webcast

1.	Visit http://bit.ly/2aFV3vI before the start time to join the web portion of this event.
2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".
3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (866) 682-6100 (U.S. and Canada) or (862) 255-5401 (international) and reference FORM Holdings.

Replay

An audio webcast of the conference call will be available within the "Presentations" section of the Company's investor relations website shortly after the end of the conference call.

About FORM Holdings Corp.

FORM Holdings Corp. (NASDAQ: FH) is a publicly held diversified holding company that specializes in identifying, investing in and developing companies with superior growth potential. FORM's current holdings include Group Mobile, FLI Charge, Infomedia and Intellectual Property Assets. Group Mobile is a provider of rugged, mobile and field-use computing products, serving customers worldwide. FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. Infomedia is a leading provider of customer relationship management and monetization technologies to mobile carriers and device manufacturers. FORM Holdings' Intellectual Property Division is engaged in the development and monetization of intellectual property. To learn more about Form Holdings Corp., visit: www.FormHoldings.com.

About XpresSpa

XpresSpa is the industry-leading luxury travel spa business, serving almost 1 million air travelers each year at its 51 locations across 20 major airports, including locations in Amsterdam's Schiphol and Dubai's International airports. XpresSpa offers travelers premium spa services, including massages, reflexology, stress and tension release, manicures, pedicures, facials and waxing. Its Xpress nail, massage and hair blow-out services are designed specifically for the busy traveling customer, with treatments completed in 30 minutes or less. In stores and online, XpresSpa also offers exclusive luxury travel products and accessories, including travel pillows, blankets, massagers, and personal, hair, nail and bath and body products. XpresSpa has over 750 employees, including talented teams of professionally licensed massage therapists, cosmetologists and nail technicians who are committed to providing exceptional customer experiences.

Important Additional Information Will Be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of FORM Holdings, or XpresSpa or the solicitation of any vote or approval. In connection with the proposed transaction, FORM Holdings will file with the SEC a Registration Statement on Form S-4 containing a proxy statement/prospectus. The proxy statement/prospectus will contain important information about FORM Holdings, XpresSpa, the transaction and related matters. FORM Holdings will mail or otherwise deliver the proxy statement/prospectus to its stockholders and the stockholders of XpresSpa when it becomes available. Investors and security holders of FORM Holdings and XpresSpa are urged to read carefully the proxy statement/prospectus relating to the Merger (including any amendments or supplements thereto) in its entirety when it is available, because it will contain important information about the proposed transaction.

Investors and security holders of FORM Holdings will be able to obtain free copies of the proxy statement/prospectus for the proposed Merger (when it is available) and other documents filed with the SEC by FORM Holdings through the website maintained by the SEC at www.sec.gov.

FORM Holdings and XpresSpa, and their respective directors and certain of their executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement between FORM Holdings and XpresSpa. Information regarding FORM Holdings's directors and executive officers is contained in FORM Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 10, 2016. Information regarding XpresSpa’s directors and officers and a more complete description of the interests of XpresSpa's directors and officers in the proposed transaction will be available in the proxy statement/prospectus that will be filed by FORM Holdings with the SEC in connection with the proposed transaction.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Statements in this press release regarding the proposed merger between FORM and XpresSpa; the expected timetable for completing the transaction; the potential value created by the proposed merger for FORM's stockholders and XpresSpa's equity holders; the potential of FORM's business after completion of the merger; the ability to raise capital to fund FHS's operations and business plan; the continued listing of FORM's securities on the Nasdaq Capital Market; market acceptance of FORM products; the collective ability to protect intellectual property rights; competition from other providers and products; FORM's management and board of directors after completion of the Merger; and any other statements about FORM's or XpresSpa's management teams' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the risk that FORM and XpresSpa may not be able to complete the proposed transaction; the inability to realize the potential value created by the proposed merger for FORM's stockholders; FORM's inability to maintain the listing of its securities on the Nasdaq Capital Market after completion of the merger; the potential lack of market acceptance of FORM's products; FORM's inability to monetize and recoup FORM's investment with respect to assets and other businesses that that we have acquired or will acquire in the future; general economic conditions and level of information technology and consumer electronics spending; unexpected trends in the mobile phone and telecom computing industries; the potential loss of one or more of FORM's significant Original Equipment Manufacturer (“OEM”) suppliers, the potential lack of market acceptance of FORM's products; market acceptance, quality, pricing, availability and useful life of FORM's products and services, as well as the mix of FORM's products and services sold; potential competition from other providers and products; FORM's inability to license and monetize FORM's patents, including the outcome of litigation; FORM's inability to develop and introduce new products and/or develop new intellectual property; FORM's inability to protect FORM's intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm FORM's business and operating results; FORM's inability to retain key members of its management team; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including FORM's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016. Investors and stockholders are also urged to read the risk factors set forth in the proxy statement/prospectus carefully when they are available. FORM expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors

212-309-7549

info@FormHoldings.com

Media

Matt Reid/Scott Lindlaw

Sard Verbinnen & Co

310-201-2040